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                                                                     EXHIBIT (8)


January  7, 1994

Mr. Robert P. Keller
President and Chief Executive Officer
New Dartmouth Bank
P.O. Box 9524
Manchester, New Hampshire  03108-9524

Dear Mr. Keller:

You have requested our opinion concerning certain Federal income tax consequences relating to the proposed merger, under New Hampshire law, of New Dartmouth Bank ("New Dartmouth") with and into a newly formed, wholly owned subsidiary ("Merger Sub") of Shawmut National Corporation ("SNC") followed by a contribution of the stock of Merger Sub to a newly formed, wholly owned subsidiary ("SNC Sub") of SNC. New Dartmouth has obtained a private letter ruling from the Internal Revenue Service ("IRS"), dated November 15, 1993 (the "IRS Private Letter Ruling"), which provides that the transfer of all the stock of Merger Sub to SNC Sub will not disqualify the proposed merger as a reorganization defined in section 368(a)(1)(A) and (a)(2)(D) of the Internal Revenue Code of 1986, as amended ("Code").

Specifically, you have asked us to address the following issues:

1. Whether for Federal income tax purposes the statutory merger of New Dartmouth with and into Merger Sub will constitute a reorganization within the meaning of section 368(a)(1)(A) and (a)(2)(D) of the Code. And, further, whether New Dartmouth, SNC and Merger Sub will each be a party to a reorganization within the meaning of section 368(b).

2. Whether gain or loss will be recognized to the shareholders of New Dartmouth upon the receipt of SNC voting common stock (including any fractional share interests to which they may be entitled) solely in exchange for their shares of New Dartmouth common stock.

3. Whether the basis of the SNC voting common stock to be received by the New Dartmouth shareholders (including any fractional share interests to which they may be entitled) will be the same as the basis of the New Dartmouth common stock surrendered in the exchange.

4. Whether the holding period of the shares of SNC voting common stock (including any fractional share interests to which they may be entitled) received by the
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January 7, 1994
Mr. Robert P. Keller
Page 2



   shareholders of New Dartmouth will include the period during which the New Dartmouth common stock surrendered in exchange therefor was held, provided that the shares of New Dartmouth common stock are held as capital assets on the date of the exchange.

5. Whether the payment of cash to a New Dartmouth shareholder in lieu of issuing a fractional share interest in SNC voting common stock will be treated for Federal income tax purposes as if the fractional share was distributed as part of the exchange and then was redeemed by SNC, and whether such payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in section 302(a) of the Code.

This letter addresses those issues.


                                     FACTS

1. Parties to the Transaction

   New Dartmouth
   -------------

New Dartmouth is a New Hampshire chartered guaranty savings bank with its headquarters in Manchester, New Hampshire. New Dartmouth was formed on October 10, 1991 to acquire certain assets and assume certain liabilities from the Federal Deposit Insurance Corporation ("FDIC"), as Receiver of the failed Dartmouth Bank, Numerica Savings Bank, FSB and New Hampshire Savings Bank (collectively, the "Failed Banks"). New Dartmouth was initially capitalized through the private placement of $40.4 million of New Dartmouth common stock to accredited investors and the issuance of $31.05 million of New Dartmouth convertible preferred stock to the FDIC. New Dartmouth's primary regulators are the FDIC and the Bank Commissioner. New Dartmouth is a member of the Federal Home Loan Bank of Boston.

New Dartmouth is the third largest bank in New Hampshire with deposits of $1.5 billion and assets of $1.7 billion as of September 30, 1993. Its principal business consists of attracting deposits from the public and using such deposits with other funds to make various types of loans and investments including residential mortgage loans, commercial loans, small business loans and investments in securities. New Dartmouth conducts its operations through branches, all of which are located in New Hampshire.
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January 7, 1994
Mr. Robert P. Keller
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New Dartmouth does not own, directly or indirectly (except as pledgee pursuant to loans which are not in default), any equity position or other voting interest in any corporation, partnership, joint venture or other entity except for Consulting Systems and Management Corporation (which ceased operations in March
1992), National Mortgage Company and United Savers Acceptance Corporation, all wholly-owned, non-bank subsidiaries.

As of September 30, 1993, the authorized capital of New Dartmouth consisted solely of 960,000 shares of common stock, $ 0.01 per share par value, of which 424,200 shares were issued and outstanding, and 233,000 shares of convertible preferred stock, of which 170,073 shares are issued and outstanding.

All of the outstanding convertible preferred stock, currently held by the FDIC, will be redeemed prior to the Effective Time on the Merger Effective Date (as defined in the Agreement and Plan of Merger dated March 23, 1993 between SNC and New Dartmouth, as amended by Amendment No. 1 dated as of July 21, 1993 and Amendment No. 2 dated as of December 20, 1993 (the "Merger Agreement")) and the only stock outstanding immediately prior to the Effective Time will be the New Dartmouth voting common stock.

All of the outstanding shares of New Dartmouth are validly issued, fully paid and nonassessable and have been issued in compliance with all applicable Federal and state securities laws.

Under the terms of the Merger Agreement, New Dartmouth is required to redeem all of the outstanding convertible preferred stock prior to the merger. As of September 30, 1993, 40,208 shares of New Dartmouth common stock were reserved for issuance upon the exercise of outstanding warrants and stock options under New Dartmouth Bank's 1991 Warrant Plan and 1992 Stock Option Plan. Therefore, except for warrants and stock options granted pursuant to New Dartmouth's 1991 Warrant Plan and 1992 Stock Option Plan, some of which warrants and options shall be exercisable prior to the effective time of the merger, there will be no outstanding options, warrants, commitments, agreements or other rights in or with respect to the unissued shares of New Dartmouth common stock, New Dartmouth convertible preferred stock, or any other securities convertible into New Dartmouth common stock or New Dartmouth preferred stock that will survive the merger.
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January 7, 1994
Mr. Robert P. Keller
Page 4


   SNC
   ---

SNC is a multibank holding company, registered under the Bank Holding Company Act of 1956, as amended ("BHCA"). It was organized under the laws of the State of Delaware in October 1987 and became a bank holding company on February 29, 1988 through the consummation of a plan of reorganization between Hartford National Corporation ("HNC") and Shawmut Corporation ("SC") pursuant to which both HNC and SC became wholly owned subsidiaries of SNC (the "Reorganization"). SNC maintains dual headquarters in the States of Connecticut and Massachusetts. The principal business of SNC is to provide, through its bank subsidiaries, comprehensive corporate, commercial, correspondent and individual banking services, and personal and corporate trust services through its network of branches located throughout Connecticut, Massachusetts and Rhode Island.

As of December 31, 1992, the authorized capital of SNC consisted of 150,000,000 shares of common stock, no par value, of which 94,186,394 shares (including 1,658,467 shares of treasury stock) were issued and outstanding and 10,000,000 shares of preferred stock, without par value, of which 575,000 shares (designated as 9.30% Cumulative preferred stock) and 700,000 shares (designated as preferred stock with Cumulative and Adjustable Dividends) were issued and outstanding. All of the outstanding shares of SNC are duly and validly authorized and issued, are fully paid and nonassessable and have been issued in compliance with all applicable Federal and state securities laws.

As of December 31, 1992, 3,000,000 shares of SNC common stock were reserved for issuance upon the exercise of outstanding stock options under various employee incentive and purchase plans. In addition, 1,500,000 shares of SNC preferred stock (designated as Series A Junior Participating preferred stock) were reserved for issuance as provided in the Rights Plan under which on February 28, 1989, the SNC Board of Directors declared a dividend distribution of one right for each outstanding share of SNC common stock to shareholders of record on the close of business on March 13, 1989 entitling the registered holder to purchase, under certain circumstances, from SNC a unit consisting of one one-hundredth of a share of the Series A preferred stock at a purchase price of $100 per unit, subject to adjustment. Except for the options and rights noted above, there are no other options, warrants, conversion privileges or other rights outstanding to acquire any shares of the capital stock of SNC.
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January 7, 1994
Mr. Robert P. Keller
Page 5


   Merger Sub
   ----------

Merger Sub is a newly formed direct, wholly owned subsidiary of SNC and will acquire all the assets of New Dartmouth pursuant to the statutory merger of New Dartmouth with and into Merger Sub.

   SNC Sub
   -------

SNC Sub will be formed as a direct, wholly owned subsidiary of SNC and will hold all the stock of Merger Sub following the proposed transaction.


2. Business Purpose for the Proposed Transaction

New Dartmouth and SNC, through its bank subsidiaries, each conduct independent commercial banking operations. The proposed merger was determined to be in the best interests of the two banking operations due to the overall compatibility of their two organizations, the long-term prospects for both organizations in a rapidly changing banking and financial services industry, and the ability of the combined group to compete more effectively in its market area.

3. Description of Proposed Transaction

To effectuate the acquisition of New Dartmouth by SNC, the following steps will occur:

(i) SNC has formed a direct, wholly owned subsidiary, Merger Sub, which will acquire all the assets of New Dartmouth pursuant to a merger, under New Hampshire law, of New Dartmouth with and into Merger Sub. Merger Sub will be the surviving entity subsequent to the merger and New Dartmouth will cease to exist.

(ii) Immediately following the merger of New Dartmouth with and into Merger Sub, SNC will transfer all the stock of Merger Sub to SNC Sub.

(iii) Prior to the merger described in (i) above, New Dartmouth will redeem for cash all of the outstanding shares of its convertible preferred stock currently held by the FDIC.
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January 7, 1994
Mr. Robert P. Keller
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(iv)  Pursuant to New Hampshire state law, SNC will own all the outstanding stock of Merger Sub and shareholders of New Dartmouth who do not perfect their right to dissent to the merger will receive SNC voting common stock in exchange for New Dartmouth common stock. As a condition to closing but subject to a waiver by SNC, no more than 7.5 percent of the New Dartmouth common shareholders may dissent to the proposed merger.

(v) Upon consummation of the merger, each issued and outstanding share of New Dartmouth common stock (other than shares held, directly or indirectly, by New Dartmouth or SNC (unless held in a fiduciary capacity or in respect to a debt previously contracted) and shares held by a New Dartmouth shareholder properly exercising dissenters' rights) will become, and be converted into the right to receive, a number of shares of SNC voting common stock as determined by Section 2.2 of the Merger Agreement. No fractional shares of SNC stock will be issued to the shareholders of New Dartmouth; rather, cash will be issued by SNC in lieu of fractional shares.

(vi) At the Effective Time, each outstanding and unexercised option to purchase shares of New Dartmouth common stock ("New Dartmouth Option") and each outstanding and unexercised warrant to purchase shares of New Dartmouth common stock ("New Dartmouth Warrant") will be assumed by SNC. After the Effective Time, each New Dartmouth Option and New Dartmouth Warrant will be deemed to constitute an option or warrant, as the case may be, to acquire on the same terms and conditions as were applicable under such New Dartmouth Option or New Dartmouth Warrant immediately prior to the Effective Time, the same number of shares of SNC common stock as the holder of the New Dartmouth Option or New Dartmouth Warrant would have been entitled to receive pursuant to the merger had such holder exercised such option or warrant in full (assuming full vesting thereof) immediately prior to the Effective Time, at a price equal to (x) the aggregate exercise price of the shares of New Dartmouth common stock otherwise purchasable pursuant to such New Dartmouth Option or Warrant, as the case may be, divided by (y) the number of full shares of SNC common stock deemed purchasable pursuant to such New Dartmouth Option or New Dartmouth Warrant, as the case may be.

(vii) At or subsequent to the Effective Time, SNC, or an affiliate, may contribute cash or other property to the capital of Merger Sub. Although New Dartmouth has represented that it will continue to maintain capital ratios above regulatory
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January 7, 1994
Mr. Robert P. Keller
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      minimums, as specified by its primary regulator, immediately after the proposed redemption of its convertible preferred stock currently held by the FDIC and as of the Effective Time taking into account amounts to be paid to dissenters and without regard to any infusions of cash or other property by SNC or any SNC affiliate to the capital of Merger Sub, SNC believes it is likely that the regulators would not approve the combination unless SNC agrees to increase Merger Sub's capital to a level pursuant to plans and policies SNC has adopted for its subsidiary banks.


                                REPRESENTATIONS

The following representations are made as of the Effective Time on the Merger Effective Date (as defined in the Merger Agreement) by management of New Dartmouth to the best of its knowledge with the understanding that these representations will form a material part of this tax opinion.

a. The fair market value of the SNC voting stock, and cash issued in lieu of fractional share interests of SNC voting stock, received by each New Dartmouth shareholder will be approximately equal to the fair market value of the New Dartmouth stock surrendered in the exchange.

b. There is no plan or intention on the part of the shareholders of New Dartmouth to sell, exchange or otherwise dispose of a number of shares of SNC stock received in the transaction that would reduce the New Dartmouth shareholders' ownership of SNC stock to a number of shares having value, as of the Effective Time, of less than 50 percent of the value of all of the formerly outstanding stock of New Dartmouth as of the same time. For purposes of this representation, shares of New Dartmouth stock surrendered by dissenters or exchanged for cash in lieu of fractional shares of SNC stock will be treated as outstanding New Dartmouth stock as of the Effective Time. Moreover, shares of New Dartmouth stock (including the New Dartmouth convertible preferred stock currently held by FDIC and redeemed prior to the proposed merger) and shares of SNC stock received by New Dartmouth shareholders as a result of the merger and otherwise sold, redeemed, or disposed of on, before, or after the Effective Time will be considered in making this representation.
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January 7, 1994
Mr. Robert P. Keller
Page 8

c. Merger Sub will acquire at least 75 percent of the fair market value of the net assets and 95 percent of the fair market value of the gross assets held by New Dartmouth immediately prior to the proposed transaction. For purposes of this representation, amounts paid by New Dartmouth to dissenters, New Dartmouth assets used to pay its reorganization expenses including amounts paid as severance, and all redemptions and distributions (except for regular, normal dividends) made by New Dartmouth immediately preceding the transfer by operation of the merger including the redemptions of New Dartmouth convertible preferred stock made subsequent to March 23, 1993, will be included as assets of New Dartmouth held immediately prior to the proposed merger.

d. SNC, Merger Sub, New Dartmouth and the shareholders of New Dartmouth will pay their respective expenses, if any, incurred in connection with the transaction.

e. The liabilities of New Dartmouth assumed by Merger Sub and the liabilities to which the transferred assets of New Dartmouth are subject were incurred by New Dartmouth in the ordinary course of its business.

f. There is no intercorporate indebtedness existing between SNC and New Dartmouth or between Merger Sub and New Dartmouth that was issued, acquired, or will be settled at a discount.

g. New Dartmouth is not an investment company as defined in section 368(a)(2)(F)(iii) and (iv) of the Code.

h. New Dartmouth is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of section 368(a)(3)(A) of the Code.

i. As of the Effective Time, the fair market value of the assets of New Dartmouth will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

j. None of the compensation received by any shareholder-employees/independent contractors of New Dartmouth will be separate consideration for, or allocable to, any of their shares of New Dartmouth common stock; none of the shares of SNC voting common stock received by any shareholder-employees/independent contractors pursuant to the merger will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-
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January 7, 1994
Mr. Robert P. Keller
Page 9

   employees/independent contractors will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

k. The payment of cash in lieu of fractional shares of SNC voting common stock is solely for the purpose of avoiding the expense and inconvenience to SNC of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the transaction to the New Dartmouth shareholders instead of issuing fractional shares of SNC voting common stock will not exceed one percent of the total consideration that will be issued in the transaction to the New Dartmouth shareholders in exchange for their shares of New Dartmouth stock. The fractional share interests of each New Dartmouth shareholder will be aggregated, and no New Dartmouth shareholder will receive cash in an amount equal to or greater than the value of one full share of SNC voting common stock.

l. New Dartmouth will continue to maintain capital ratios above regulatory minimums, as specified by its primary regulator, immediately after the proposed redemption of its convertible preferred stock currently held by the FDIC and as of the Effective Time taking into account amounts to be paid to dissenters and without regard to any infusions of cash or other property by SNC or any SNC affiliate to the capital of Merger Sub.

m. It has been, and continues to be, New Dartmouth's plan and intention to redeem its convertible preferred stock currently held by the FDIC prior to October 1994, the time at which the preferred stock becomes convertible.

The following representations are made as of the Effective Time on the Merger Effective Date by management of SNC to the best of its knowledge and with the understanding that these representations will form a material part of this tax opinion.

a. The fair market value of the SNC voting stock, and cash issued in lieu of fractional shares of SNC voting stock, received by each New Dartmouth shareholder will be approximately equal to the fair market value of the New Dartmouth stock surrendered in the exchange.

b. Following the proposed transaction, Merger Sub will not issue additional shares of its stock that would result in SNC or SNC Sub, after the transfer of Merger Sub to
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January 7, 1994
Mr. Robert P. Keller
Page 10

   SNC Sub, losing control of Merger Sub within the meaning of section 368(c) of the Code.

c. Prior to the Effective Time, SNC will be in control of Merger Sub within the meaning of section 368(c) of the Internal Revenue Code.

d. SNC and SNC Sub, after the transfer of Merger Sub to SNC Sub, have no plan or intention to liquidate Merger Sub; to merge Merger Sub with or into another corporation; to cause Merger Sub to sell or otherwise dispose of any of its assets (including the assets of New Dartmouth), except for dispositions made in the ordinary course of business.

e. SNC has no plan or intention to reacquire, directly or indirectly through an affiliate, any of the SNC voting stock issued in the transaction.

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January 7, 1994
Mr. Robert P. Keller
Page 11


f. SNC, Merger Sub, New Dartmouth and the shareholders of New Dartmouth will pay their respective expenses, if any, incurred in connection with the transaction.

g. Following the transaction, Merger Sub will continue New Dartmouth's historic business or use a significant portion of New Dartmouth's historic business assets in a business.

h. SNC and Merger Sub are not investment companies as defined in section 368(a)(2)(F)(iii) and (iv) of the Code.

i. No stock, other than SNC voting common stock, will be issued in the proposed transaction.

                        FEDERAL INCOME TAX CONSEQUENCES

In order for the merger of New Dartmouth with and into Merger Sub to qualify as a tax-free reorganization as described in section 368(a)(1)(A) and (a)(2)(D) certain statutory and nonstatutory conditions must be satisfied which are more fully discussed below.

Statutory Requirements

Pursuant to section 368(a)(1)(A), the term "reorganization" means a statutory merger. Furthermore, section 368(a)(2)(D) provides that an acquisition by one corporation ("acquiring corporation"), in exchange for stock of a corporation which is in control of the acquiring corporation ("controlling corporation"), of substantially all of the properties of another corporation will not disqualify a transaction otherwise described in section 368(a)(1)(A) if (i) no stock of the acquiring corporation is used in the transaction, and (ii) such transaction would have qualified under section 368(a)(1)(A) had the statutory merger been with and into the controlling corporation.

1. Statutory Merger

New Dartmouth will be merged with and into Merger Sub pursuant to New Hampshire state law; consequently, the merger should satisfy the requirements of section
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January 7, 1994
Mr. Robert P. Keller
Page 12

368(a)(1)(A) of the Code. In addition, section 368(a)(1)(A) would be satisfied if New Dartmouth were merged with and into SNC pursuant to state or federal law.


2. No Merger Sub Stock Issued

SNC has represented that no consideration other than SNC voting common stock will be issued in the proposed transaction; therefore, the statutory requirement under section 368(a)(2)(D) that no stock of the acquiring corporation be used in the transaction should be satisfied.

3. Substantially All the Assets of New Dartmouth Acquired

Rev. Proc. 77-37, 1977-2 C.B. 568, adopts certain operating rules for purposes of issuing private letter rulings. Section 3.01 of Rev. Proc. 77-37, provides that the "substantially all" requirement for purposes of section 368(a)(2)(D) will be satisfied if there is a transfer of assets representing at least 90 percent of the fair market value of the net assets and 70 percent of the fair market value of the gross assets held by the corporation transferring assets in the merger. For this purpose, amounts paid by the transferor corporation to dissenters and all redemptions and distributions (except for regular, normal dividends) made by the transferor corporation immediately preceding the transfer and which are part of the plan of reorganization will considered as assets held immediately prior to the transfer.

New Dartmouth has represented that Merger Sub will acquire at least 75 percent of the fair market value of the net assets and 95 percent of the fair market value of the gross assets held by New Dartmouth immediately prior to the proposed transaction. In making this representation, New Dartmouth took into account the following;

1. amounts paid dissenters assuming that such amount is capped at 7.5 percent of its common stock,

2. amounts used to pay its reorganization expenses, including amounts paid to employees as part of a severance arrangement, and

3. all redemptions and distributions (except for regular, normal dividends) made by it immediately preceding the transfer, including the redemptions of its convertible preferred stock made subsequent to March 23, 1993.
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Mr. Robert P. Keller
Page 13

Based upon this representation, New Dartmouth's transfer would satisfy the portion of the test regarding gross assets but would fail by 15 percent the test regarding the transfer of net assets. Again, this test is applied by the IRS for purposes of issuing private letter rulings and is not intended to represent the standard that must be satisfied to meet the definition of a reorganization under section 368(a)(1)(A) and (a)(2)(D) of the Code.

As indicated by Section 3.01 of Rev. Proc. 77-37, the "substantially all" requirement of section 368(a)(2)(D) is the same as that of section 368(a)(1)(C) of the Code. Rev. Rul. 57-518, 1957-2 C.B. 253, provides guidance regarding the IRS's interpretation of what constitutes "substantially all" for purposes of section 368(a)(1)(C). The revenue ruling first concludes that whether "substantially all" the assets are acquired will depend upon the facts and circumstances in each case rather than upon any particular percentage. It goes on to suggest that an important element of the determination of whether "substantially all" is satisfied is the nature of any properties retained by the transferor, the purpose of the retention, and the amount thereof. This analysis is to ensure that the transaction is an acquisitive reorganization and not one in which a corporation separates its business into two or more corporations tax-free.

In the present case, New Dartmouth is transferring to Merger Sub, via statutory merger, all of its operating assets and liabilities, and Merger Sub will thereafter operate a banking business. New Dartmouth has represented that it will maintain capital ratios above regulatory minimums, as specified by its primary regulator, immediately after the proposed redemption of its convertible preferred stock currently held by the FDIC. In addition, New Dartmouth has represented that it will have capital ratios above the regulatory minimums, as specified by its primary regulator, as of the Effective Time taking into account amounts to be paid to dissenters and without regard to any contribution of cash or other property by SNC or any affiliate to the capital of Merger Sub. Therefore, it would seem reasonable to conclude that all of New Dartmouth's business assets were transferred by operation of the merger and the transaction was not divisive in nature.

In determining whether the amount of transferred assets is sufficient to satisfy the "substantially all" requirement, the courts having been more willing to find that "substantially all" is satisfied where the transferor corporation is liquidated and nonoperating assets are retained. New Dartmouth or Merger Sub, as the case may be, used cash or will use cash to pay dissenters, to redeem its convertible preferred stock currently held by FDIC, and to pay reorganization expenses including amounts paid as
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January 7, 1994
Mr. Robert P. Keller
Page 14

severance. Although cash is arguably an operating asset of a bank, New Dartmouth has represented that it will maintain capital ratios above regulatory minimums, as specified by its primary regulator, immediately after the proposed redemption of its convertible preferred stock currently held by the FDIC and, in addition, New Dartmouth has represented that it will have capital ratios above the regulatory minimums, as specified by its primary regulator, as of the Effective Time taking into account amounts to be paid to dissenters and without regard to any contribution of cash or other property by SNC or any affiliate to the capital of Merger Sub; therefore, the cash should constitute nonbusiness assets. When nonbusiness assets are retained and the transferor no longer exists after the transaction, the tax court has held that a transfer of 51 percent of the corporation's assets will satisfy the "substantially all" requirement. James Armour, Inc., 43 TC 295 (1965).
              ------------------

For all the reasons discussed above, the statutory definition of a reorganization as described in section 368(a)(1)(A) and (a)(2)(D) should be satisfied.

Business Purpose

There must be a valid corporate business purpose for each reorganization. Gregory v. Helvering, 293 U.S. 465 (1935), and sections 1.368-l(b), 1.368-l(c),
- --------------------
and 1.368-2(g) of the income tax regulations. We understand that the purpose of the overall plan of reorganization is for New Dartmouth and SNC to become part of a larger, stronger and more competitive combined bank, with a greater access to capital in an industry that is rapidly changing. These objectives should constitute a valid business purpose.

Continuity of Business Enterprise

The transaction must meet the continuity of business enterprise test. Section 1.368-l(d) of the income tax regulations. As represented above, New Dartmouth has not changed its business as part of this plan of reorganization and Merger Sub will use a significant portion of New Dartmouth's historic business assets in continuing its former business. Thus, the continuity of business enterprise test will be satisfied under these facts.

Continuity of Shareholder Interest

The transaction must satisfy the shareholder continuity of interest test.
Section 1.368-l(b) of the income tax regulations. This test requires that the historic shareholders of
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January 7, 1994
Mr. Robert P. Keller
Page 15

New Dartmouth must maintain a substantial continuing interest after the transaction in the form of an equity interest in SNC.

For purposes of determining whether continuity of interest is satisfied, shares of New Dartmouth stock surrendered by dissenters or exchanged for cash in lieu of fractional shares of SNC stock will be treated as outstanding New Dartmouth stock on the date of the transaction. Moreover, shares of New Dartmouth stock (including the New Dartmouth convertible preferred stock currently held by FDIC and redeemed prior to the proposed transaction) and shares of SNC stock received by New Dartmouth shareholders as a result of the merger and otherwise sold, redeemed, or disposed of on, before, or after the Effective Time will be considered in the determination of whether continuity of interest is satisfied.

As represented above, management of New Dartmouth is not aware of any plan or intention on the part of the shareholders of New Dartmouth to sell, exchange or otherwise dispose of a number of shares of SNC stock received in the transaction that would reduce the New Dartmouth shareholders' ownership of SNC stock to a number of shares having value, as of the Effective Time, of less than 50 percent of the value of all of the formerly outstanding stock of New Dartmouth as of the same time. Accordingly, based upon such representation, we conclude that the continuity of shareholder interest test will be satisfied under these facts.

                                  CONCLUSIONS

Based solely on the above information and the representations set forth above and the IRS Private Letter Ruling and provided that New Dartmouth does not issue any stock pursuant to section 5.2(B) of the Merger Agreement prior to the Effective Time, we are highly confident in our opinion that:

1. For Federal income tax purposes, the statutory merger of New Dartmouth with and into Merger Sub will constitute a reorganization within the meaning of section 368(a)(1)(A) and (a)(2)(D) of the Code. New Dartmouth, SNC and Merger Sub will each be a party to a reorganization within the meaning of section 368(b).

2. No gain or loss will be recognized to the shareholders of New Dartmouth upon the receipt of SNC voting common stock (including any fractional share interests to which they may be entitled) solely in exchange for their shares of New Dartmouth common stock.

January 7, 1994
Mr. Robert P. Keller
Page 16

3. The basis of the SNC voting common stock to be received by the New Dartmouth shareholders (including any fractional share interests to which they may be entitled) will be the same as the basis of the New Dartmouth common stock surrendered in the exchange.

4. The holding period of the shares of SNC voting common stock (including any fractional share interests to which they may be entitled) received by the shareholders of New Dartmouth will include the period during which the New Dartmouth common stock surrendered in exchange therefor was held, provided that the shares of New Dartmouth common stock are held as capital assets on the date of the exchange.

5. The payment of cash to a New Dartmouth shareholder in lieu of issuing a fractional share interest in SNC voting common stock will be treated for Federal income tax purposes as if the fractional share was distributed as part of the exchange and then was redeemed by SNC. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in section 302(a) of the Code (Rev. Rul. 66-365, 1966-2 C.B. 116 and Rev. Proc. 77-41, 1977-2 C.B. 574).

Our opinion as expressed above, and which is predicated in part on the IRS Private Letter Ruling as expressed above, may be relied upon by the shareholders of New Dartmouth common stock as of the Effective Time who receive in the transaction SNC voting common stock (including the payment of cash in lieu of a fractional share interest in SNC voting common stock) solely in exchange for their shares of New Dartmouth common stock.


                             SUBSTANTIAL AUTHORITY

Providing the facts, assumptions, and representations contained herein are correct, substantial authority, within the meaning of section 6662 of the Code, exists to reach the conclusions made in this letter.

January 7, 1994
Mr. Robert P. Keller
Page 17

                                    CAVEAT

The conclusions expressed herein are based upon the facts, assumptions, and representations recited herein. Such conclusions could change if these are incorrect, or if facts have been omitted. Our opinions could change if any statutes, court decisions, regulations, or rulings are issued contrary to the conclusions expressed herein.

Price Waterhouse will have no duty to update this letter.

The opinions expressed in this letter are not binding upon the Internal Revenue Service, any other administrative body, or the courts.

This opinion is limited solely to the Federal income tax consequences as expressed above, and no opinion has been rendered with respect to state, local, or foreign tax considerations.

No opinion is expressed about the Federal income tax treatment under other provisions of the Code and regulations, or about the tax treatment of any conditions existing at the time of, or effects resulting from, the transaction or the tax consequences of the transaction with respect to any other taxpayer that are not specifically covered by the opinions expressed in this letter. Therefore, such taxpayers should consult with their own tax advisers as to the potential tax risks involved.


                                   CONSENTS

We hereby consent to the filing of this opinion with the Securities and Exchange Commission, the Comptroller of the Currency, the FDIC and the New Hampshire State Banking Department. We also consent to the references to Price Waterhouse and our opinion contained in the joint proxy statement/prospectus of New Dartmouth and SNC.

Yours very truly,


/S/ PRICE WATERHOUSE